Exhibit 23.3

[Grant Thornton Argentina Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form F-3 filed, and to the incorporation by reference therein of our report dated March 23, 2010, with respect to the financial statements of Pointer Localización y Asistencia S.A. included in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31, 2009.

/s/ Grant Thornton Argentina
Buenos Aires, Argentina
May 26, 2010